                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to ss.240.14a-12


                          PENNZOIL-QUAKER STATE COMPANY
                          ----------------------------
                (Name of Registrant as Specified In Its Charter)


                          ----------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.

---------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:


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            IMPORTANT LEGAL INFORMATION: Investors and security holders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by Pennzoil-Quaker State Company and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Pennzoil-Quaker State Company, at the SEC's web site at www.sec.gov. The proxy statement, and other documents filed with the SEC by Pennzoil-Quaker State Company, may also be obtained for free by directing a request to Pennzoil-Quaker State Company at 700 Milam, Houston, Texas, 77002. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Pennzoil-Quaker State Company's stockholders to approve the transaction at the following address: 700 Milam, Houston, Texas, 77002.

            CAUTION CONCERNING FORWARDING-LOOKING STATEMENTS: This document contains certain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the proposed transaction, future financial and operating results and benefits of the pending merger. The following factors, among others, could cause actual results to differ materially from those described herein: failure to obtain certain regulatory approvals; actions of the U.S., foreign and local governments; failure of the requisite number of Pennzoil-Quaker State Company stockholders to approve the proposed transaction; the inability to successfully integrate the businesses of Shell Oil Company and Pennzoil-Quaker State Company; the costs related to the merger; the inability to achieve cost-cutting synergies resulting from the merger; changing consumer or marketplace trends; the general economic environment; potential or actual litigation challenging the proposed transaction; and other economic, business, competitive and/or regulatory factors affecting businesses generally. More detailed information about certain risk factors is set forth in the Form 20-F filed by Royal Dutch Petroleum Company and The Shell Transport and Trading Company and the Form 10-K filed by Pennzoil-Quaker State Company, and other documents filed with or furnished to the SEC by Royal Dutch Petroleum Company and The Shell Transport and Trading Company and Pennzoil-Quaker State Company. Pennzoil-Quaker State Company is under no obligation to (and it expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.






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                          Pennzoil-Quaker State Company

                               Employee Town Hall

                                 March 26, 2002


      All the people who are on the telephone line, there are a number of people who have called in from around the company outside of Houston. The telephone line, I guess is a listen only, and we will find another way to allow people to ask questions from so many off-site locations.

      Well, it is a bittersweet moment for me and I think for all of us, in particular because this seems to be the biggest draw that I have ever had for one of these meetings. I wonder if it was because you think they are getting better or you're hoping there will be fewer. One or the other I guess is the right answer. Also, I would say before I start that the presence of the chain fence and the alligator and moat is not an indicator of my lack of confidence in your reaction. But I must admit that I do feel very safe up here.

      Well, I guess everybody got the news, but let me reprise this so that you know all of the details, and I have no slides or anything, so this is going be a very informal presentation. I would like to talk a little about why I think Shell was interested in doing this, why it was a good thing for us, and as much as I can what it means. I know that you are all filled with questions and unfortunately, at this time I don't have very many answers. But I do promise you that we will be looking to fill in the blanks as quickly as we can in days forthcoming as we can, you know, to make sure that the period of ambiguity in which everyone is in, which is never fun, will be as short as possible.

      So here is what you know. Last evening, about 5:30 p.m., Shell Oil Company and ourselves put out a joint release where I indicated we had reached a definitive agreement for Shell Oil Products US to buy Pennzoil Quaker State for $22.00 a share, in cash. This is a friendly merger, this has been one that has been done in a very positive environment. I want to reassure all of you that we were certainly not shopping the company, we were not looking to sell the company and when I told you in the past that there had never been any conversations between Shell and me, that I had never met any of their people, that was true until four weeks ago this past Friday. So that was when the very first contact took place, then nothing much happened for about ten days and we continued to reiterate the fact that we were not interested in selling, we were very confident in our strategic plan and had the full support of the board in the strategic plan, but that we did feel it was appropriate to listen to what they had to say, and finally they came to a number that we considered appropriate, a good return for investors and one that essentially pays us for our strategic plan in cash today as opposed to waiting the three to five years that it was going to take to achieve that plan.

      The impetus on the merger on their part is, first of all, they finally completed their acquisition of their joint venture partner that took place as a result of the Texaco and Chevron merger and I guess that then freed them up to approach us. And/or they finally heard all the rumors that were going on and thought that they had better investigate and see if those rumors made any sense. And I guess they do. But its part of their bio, of those assets and of their



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partnerships, the Halvoline brand which that joint venture had owned was moving to ChevronTexaco and so they were going to be losing their motor oil brand. In addition, they were going to have about 23,000 gas stations across the county, and they did not have a strong motor oil brand to put in, and third, they had also developed a real interest in a tentative vision of becoming a leader in car care. And so as they looked at it and also with all of the express routes and they are a reasonably strong player in the fast food business as well. So as they looked at it they saw us as a very complimentary merger partner where there is not a lot of duplication of business, that it is almost wholly incremental; they also saw in us an organization that has really built on very powerful skills in the whole area of consumer products and services and, they acknowledge that they are at a disadvantage in the area, so they really have come to admire the skills and the people in this organization who have taken this company from being part of the past to one that is very much a focused consumer products and services company.

      As you know, I spend a lot of time out on the road selling the stock, talking to investors, talking to analysts, encouraging them to come to see us and understand us as a highly focused consumer products and services company. And while I think we have met a pretty responsive audience, you know you still have heard Pennzoil being described as an energy company, we're still followed by energy analysts and so on. So I was somewhat amused and a little irritated this morning when I read the NY Times, and they were talking about the merger, and an analyst was quoted from some investment house that I wasn't aware of and she said, "this is interesting because I always think of Pennzoil Quaker State as much more of a consumer products company," where was she?

      So at any rate, I think we, and that was what Shell was interested in. They were interested in the fact that we had become a focused consumer products and services company so I think that is why it was interesting to them.

      Why was it interesting to us? Why did we do this? Well first, it is a tremendous return for our shareholders and that's certainly one of the key reasons that we are in business. If you look at it, I think it represented a 42% premium over our closing price on Friday, it represented a 50% something premium over our stock price over the last 30 days, a 75% premium over our stock price over the last year, and it's 33% above our all time high and that all time high was achieved essentially as we came out of the block in January of 1999. So by every definition, from a shareholder's standpoint, this is a very good transition. And, in fact, we have heard from quite a number of shareholders this morning, who are very pleased at the transition and one of them, Fidelity, who is essentially the largest investor in the world and in the last year has become a significant investor in Pennzoil Quaker State, was almost joyous, he was particularly pleased that he was being made to look like a hero because he had gotten their company to purchase oh, about 5 million shares of our stock in a nine-month period, so they went from 0 to 5 million; their average acquisition price was probably $11.00 so you've made me look like a hero just before my review time. So everybody has reviews. So it is a very good deal for shareholders.

      So what about the company. We have, I think, a very exciting vision of creating a consumer's first choice for automotive products and services to enhance the car and the driving experience. So we had that vision, we had a strategic plan in which we had confidence, we had full support of the board, so why would we do this? Well by becoming part of this merged entity, by becoming part of Shell, this organization, this merged entity will have access to an



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unbelievable sort of treasure chest of resources, and certainly they are a very rigorous and financially focused firm but, nonetheless, the resources available far exceed anything that we would be able to put together, certainly in the next couple of years and so what we have here is a merged entity that is going to have the capability of delivering upon a vision that is even substantially larger than what we had and be able to achieve it in a much shorter time frame than we could achieve. And so certainly from a company standpoint this made a great deal of sense.

      I think also, that because the business is so complimentary, because this organization has built up a very unique set of skills and capabilities, certainly as it relates to the automotive space, that this merger will create tremendous opportunity for the people in our organization in, and I really believe that people in this organization will play very prominent roles in the new entity and even in Shell.

      So when you put all that together, while as I said at the outset, for me it was a very bittersweet kind of decision. On one hand, I knew this was right thing for the shareholders and right for the company. On the other hand, this was the job that I had loved and I tremendously enjoyed working with all of you and I had really wanted to lead the execution of the vision. So this was a mixed feeling, but in the end it really was a no-brainier for the company and, ultimately, the board. We took the board through our recommendation yesterday afternoon and they unanimously approved it and so that led to the announcement.

      So what happens from here? The merger is subject to regulatory approval by the Federal Trade Commission, and so it probably will take anywhere from two to six months to make that happen. In that time, we will continue to be competitive and we need to be vigorously competitive. We cannot and will not share business information, pricing information, proprietary information about our product, our plan, there will not be any cooperation between sales people, there will not be any cooperation at the customer level. We need to, both in perceived and in real terms, continue to be the meanest competitor in the marketplace. Which brings me to a very important point, I talked about what I perceived to be great opportunities for people in this room to play critical roles in the new organization, that is all going to depend on performance, it is all going to depend on how well we do in the marketplace, how well we perform against our plan numbers both from a top line standpoint and a bottom line standpoint, a customer performance basis. We need more than ever to keep our focus on the market to ensure that we are maximizing our performance every day, every week, every month, and every quarter. That's how we are going to make sure that people in this room and around the company will have the best possible opportunity to do well in the new organization. And you will be hearing more about that as time goes on. But it is just the most important thing to keep our focus, to keep from being distracted, to do what it is we know how to do best, and that is market ourselves, and deliver and make money and that is the key and that is what we have got to be focused on.

      As I said, most of the questions you have in your minds probably I don't have an answer for, and it's not because I am being evasive, it's because plans have not been developed. I don't think it's because they haven't shared them with us. I think its because they haven't been developed and so they are going to look for us to collaborate with them in terms of developing plans for the business, for the organization, for the business, and so on and so there have been no determinations made about who is going to do what other than that this entity will report to a gentlemen by the name of Rob Routs who is the CEO of Shell Oil Products US, who reports to



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the Global Head of Danzing in London. Rob Routs is in Houston, this organization will be based in Houston, and I expect, thought I don't know that, I expect Pennzoil Place will continue to house this organization. While there will be many things that will change, many things will not change, and so I think that is important to understand.

      A couple of things that I will mention that I think can be helpful to you, first of all, the merit increase will go forward as planned, so we will continue to operate our business every day as we would normally operate, so the merit increase will go forward as planned, and we have put into place an assured 150 bonus pay up and so it will be a full year bonus pay out at 150% of target for everybody who participates in the various programs. Obviously, perfect attendance is required and we will be taking notes. So I think that is something that is a real motivation for everybody to lets keep our noses down and crank it out. Between $22.00 per share will affect the 401(k) match, any investment you have got in the 401(k) program, of course, any shares you own outright, options or restricted stock, all of that will flow through whatever programs you participate in. I didn't mention that one of the big opportunities for this company and this merged entity is to take advantage of the very significant international infrastructure and platform that Shell has, that will allow them to take our product through their infrastructure and really become the leading global car care company. That is certainly their vision, as well as it was ours. Every way I can look at it, I think this is just the right thing to do and, of course, I recognize there will be dislocation and not everybody is going to go forward in the new company, but I want to assure people that there are no definitive plans at this point and time and if there are plans, I will certainly share them with you.

      Tom and Paul is there anything else I should cover before I throw it up for questions? Paul, why don't you come up and explain that. There are a couple of things in the agreement that are very important for us to keep in mind and behave accordingly, and Paul will describe them much better than I, I am the good cop, he's the bad cop.

      The bad guy is here again. We have an agreement with Shell that we will not solicit any other purchasers of the company. Solicit means that we, any one of us, will not go out and ask or try to get someone to buy the company from us. That does not stop an unsolicited offer which Shell would then have a chance to compete against, so if any one of you wants to put together groups and buy the company, you can't do it. Secondly, as Jim said, we have to continue to compete with Shell at arm's length and if you have a problem with that, come and see me, come and talk about it; we are competitors until the closing and that is very, very important.

      And seriously, if anybody has any questions about appropriateness of certain kinds of behavior, please contact Paul because I think he will be the best arbitrator of those kind of things. But I think the most important thing is to remember they are competitors until the day we close and we should be treating them as such. With that, let me throw it open for questions, there was a question that was passed up. Excuse me, it says

      Question: I understand that Shell is owned by the Netherlands, can you tell us about this and how their company philosophy is?

      Answer: Yes, we will be part of a subsidiary of Royal Dutch Shell, it is a company that is headquartered dually in London in the Hauge, and so it has an international orientation,


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international shareholding, I believe it's the 3rd largest company in the world, something like that, the 3rd largest company in the world, so I was sort of holding out to be #1 but I guess #3 is not bad. I can't talk a lot about their philosophy. I can talk about a few things. I think they are aggressive, committed to growth. They are really looking for this to be an exciting catalyst in their becoming a terrifically performing company. I know that they have very strong and fair people policy, their benefit programs are at least as good as ours, and certainly they have made the commitment that all employees of the new entity will have the same benefit package. I know you will be disappointed. They have [inaudible]. I have encouraged the CEO to take advantage of this opportunity to roll it back at Shell, but I don't think I would count on anything just yet. That is about all I can say about them. As we understand more, I will share it with you. And sometime soon I would like to invite Rob Routs, the CEO Shell Oil Products US, and who will be the CEO of this organization to come and to address this group and share with you his vision of the future and talk about the process and how he sees it going forward and I know that he will want to do that at the earliest possible moment. I guess they had, in addition to our announcement last night, they had an investor relations conference this morning and then I guess there is this minor sporting event, the Shell Houston Open, that somebody was smart enough this morning to give me a Shell Houston Open baseball cap. Thank you Jim Batemen, I will remember.

      Questions? There are a couple of microphones, please come out.

      Question: Could I comment on the reports in the media of layoffs of a 1,000 to 1,600 people, where did it come from?

      Answer: I don't know exactly where it came from, I think their announcement talked about a 15% possible headcount reduction across the entire organization itself. I think what somebody did is they said how many people are here, how many people are there, added it up, multiplied it by like 15%. But I think they were really talking about sort of a global headcount kind of, I think. Its purely extrapolation and speculation.

      Question: [Inaudible]

      Answer: I slept well last night.

      Question: Could you talk about the severance package?

      Answer: There certainly will be a severance package available. We will be putting that together. And, you know, all I can say is I'm sure it will be competitive and reflective of Pennzoil's policies. It's being worked on and we will communicate it as soon as we can.

      Question: Do we have a name?

      Answer: I believe, we will. The name will continue to be Pennzoil-Quaker State but that will be a subsidiary of Shell Oil Products US. Although I don't know that. So that's part of what is, what needs to be determined.

      Question: Will there be a hiring freeze?



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      Answer: I think that, I don't know if we need to put a formal policy in place, but that would make a lot of sense. I'm not sure it would be appropriate or even fair to people to bring them into an environment where we don't know the nature or what the structure of the organization is going to be. So what I would say, we need to look at things on a case-by-case basis. I think it will be pretty hard to bring people in without letting them know what the future will be. I beg your pardon.

      Question: Will you be staying around in some capacity?

      Answer: I will be around through the close. And, I may be involved in some sort of transitional role. We are still going to stay in Houston. At a minimum, you will see me haunt the various places that you probably frequent. But that's all I can say at this time.

      Question:  [Inaudible]

      Answer: I think that's a great idea. So we will do that. And as information becomes available, we will do that. And as things, major interests develop, we can get together in a forum like this and we can lay before everyday and give everybody an opportunity to just ask questions.

      Question: [Inaudible]

      Answer: Yes, that's correct. We would use PricewaterhouseCoopers as our auditors. We will not be using them for IT consulting in the future, except what's currently in process. In other words, we're not going to bite our nose to spite our face. In other words, we'll need to carry through what we have but certainly, we want to insure complete independence on the part of our auditors.

      Question: Are we going to do our restaffs?

      Answer: I think ATO, we will continue forward. It is a critical part of our business and probably will be a critical part of our new business. In terms of restaffing, again, we will look at it on a case-by-case basis, but I don't think it makes sense to be doing wholesale moves, or restructuring or spending any money on changing offices until we know what the structure will be and where everything is going to be located.

      Excuse me in the back. There's a question in front and then I'll come back to you.

      Question: [Inaudible]

      Answer: In the case of Shell, I believe most of their quick lubes are independently owned. They do have some that may be company owned. So I expect we may go through a similar process as we did with Jiffy Lube. I think it represents a good opportunity for Jiffy Lube and Jiffy Lube franchisees. If the situation develops.

      Question: When would individual organizations be contacted by Shell in terms of developing a new game plan?



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      Answer: I expect what will happen is we will put together a joint integration sheet from people at Pennzoil-Quaker State and people at Shell Oil Products and they will sort of lay out the process by which this thing will come together and develop. But again, until we get the FTC approval and we close, we're going to have to be very careful about what we do and how we do it. I suspect it may start, from your standpoint, the appearance, it will be a slow start and then an accelerating kind of process that gets to the goal line.

      Question: When is the expected close?

      Answer: We have to file for approval from the FTC or file Hart-Scott Rodino. It could be anywhere from two to six months. I think their expectation is that the closing will take place sometime in the second half. We will have ample time to drive our performance and to demonstrate how quickly we integrate into this new organization. One thing that I did neglect to mention, that is going to be very important is that we will continue into the human resource planning process because quite frankly that will be the critical process, the critical document that will contribute to the new organizational structure. And so, it makes sense that if we consider the HRP to be important in the past, that it's important now at this stage again, and so we want to make sure that we spend good time and really good thinking, put some really good thinking power behind this year's HRP.

      Question: Is there any potential FTC problem that I see?

      Answer: No, but you never know until you do it. I think there is expectation that there may be some. Not an investigation, but check-up requests based on the based oil supply situation. There is not expectation that there will be--there is little expectation that there will be an issue on motor oil or crude or any of the other businesses but that base oil supply situation may attract some extra scrutiny. But even there I think there is a high level of confidence that this deal will go through.

      Question: What will happen to the Express Lubes where the Texaco/Havoline Centers are?

      Answer: I think their plan was to convert those to Rapid Lubes which is a Shell brand. I don't know the answer to that but I expect that would be something that would be under consideration. Whether it would make sense to go forward and do that or hold that off until the merger takes place and have that be looked at as part of a potentially larger Jiffy Lube entity or some sort of relationship therein.

      Question: [Inaudible].

      Answer: No. It only does if.... What it would do is expedite the FTC looking at it. I mean it is just very simple and clean. There is nothing that is complex that would require anything in that nature.

      Question: [Inaudible].

      Answer: Nope. I think they are very interested in our portfolio of motor oil and car care brand. They see it as a great opportunity but they will have to in conjunction with us develop the



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strategy and approach to the international. In one of our due diligence sessions there was somebody from the international organization from London in the meeting and they were very interested in our business plan and the potential for expanding our product there.

      Question:  Would we continue to go on with our European consolidation?

      Answer: I think we will continue to go forward there. If we look at it as the right thing for the business we will continue to pursue it. Once again, we are going to behave as if we will be an ongoing independent business and we will do that until we know that we won't be. So if there are things of a major investment nature or nature change in how we are going to do business we will inform them of that but in terms of thinking, we will continue our ongoing mission to run our business, we will continue to operate.

      Question: [Inaudible].

      Answer: We have already begun contacting our customers. This will only represent an increased opportunity for them to grow their category sales and profits because of added resources that this will be able to bring to the market place and that could be acquisitions, it could be increased organizational capability, it could be increased organizational resources because we are in such a strong position in both the retail and install business. I would suspect, although I do not know this, so I can't speak with certainty, but I would expect that our current structure should stay pretty much the same.

      Question: [Inaudible].

      Answer: It will be soon. So I would say probably in the next 10 days we will be putting that together but I don't have an exact timeframe. And just so the people know that the deal came together Friday night in terms of an actual agreement on price and then we worked through Saturday, Sunday and yesterday to get a definitive agreement and get everything together, bring the Board members into account. So this has been, to say the least, hectic and so there are a lot of things I haven't had the opportunity to think about or really, to develop a game plan towards, and that is what will happen in the next few to 10 days.

      Question: What kind of representation on the transition team will Pennzoil have? Will it be 50/50 or some other number?

      Answer: That is a good question, but I don't know the answer to that. I am comfortable that there will be more than adequate representation from Pennzoil-Quaker State, whether or not it is 50/50.

      Question: [Inaudible].

      Answer: Technically, it is a merger. There is no question we are being acquired, but technically, it is a cash merger. I am not going to suggest it is a merger of equals.

      Question: [Inaudible].



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      Answer: We have potentially brought them together into Houston. We have consolidated the organization. We now have a single sales force that sells both motor oil and our consumer car care products and so I think that is part of what will keep going. And once again, I think there is going to be real opportunity to add to the portfolio of consumer car care products. One of the things that Shell has been working on in Europe is this consumer car care concept. They have been looking at electronic opportunities and that was certainly an area that we were interested in, but something we did not have the resources to pursue. So I think there could be some interesting developments.

      Question: [Inaudible].

      Answer: This could be in communication and could be in sound systems. There is a pretty exciting revolution going on in automotive electronics, and it is one that we thought would be interesting, but we knew we did not have the resources to get seriously into that game. You know, Shell has the resources to get seriously into any game they want. I am not saying that they are going to do that in a big way, but this was something that they talked about in terms of areas of development that they would at least preliminarily pursue.

      Question: Am I comfortable that Shell is not another Enron? That their numbers wouldn't show up in the same kind of thing?

      Answer: To be honest, I don't know anything about Shell's numbers, but I would be surprised. But I shouldn't be speaking as if I have some kind of knowledge or comfort, but I guess I am comfortable that they are. What they have got $37 billion in cash on their books or something. $8? Only $8 billion of cash, so we don't have to worry about where the money is going to come from.

      Question: What operational facilities does Shell have? Do they have refineries, packaging of lending plans, pipelines?

      Answer: O.K, we are putting a fact sheet in terms of what they are. They have an active lending class. They have refinery pipeline. They have all of the above. I think Shell Oil Products is a $40 billion dollar company, pretty big.

      Question: Do they have a car care division right now?

      Answer: I don't believe so, other than what I spoke of in terms of what they are doing preliminarily in electronics.

      Question: Do I think this is Shell's opportunity to reconfigure what was Equilon?

      Answer: Yea, absolutely. I think their vision of Equilon was never really materialized. They were never able to execute it because of the odd structure that they were burdened with. This is their opportunity to make that real.

      Question. Do I think whether Shell will roll us into Equilon and will we become part of Equilon or will we be a stand-alone company?



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      Answer: I have no idea. They talk about us being a stand-alone company but what fashion that will be. I mean obviously there is going to be an integration of their existing operations with Pennzoil-Quaker State operation. To that extent there will be an integration, there will be fold-in. But I think to a large extent it will reflect this kind of organization.

      Question: [Inaudible].

      Answer: Well here is how it could change. It is possible that another investor could decide that we are worth more than $22.00 and so they, on an unsolicited, basis could put in a tender offer at a higher price. And if that were to be the case, the Board would consider it and Shell would have the opportunity to match it. But that is the only scenario that I would envision. We are not soliciting. I want that to be very clear. This would have to be unsolicited.

      Question: Pennzoil-Quaker State is known for the quality of its distribution facility and network in support of the Pennzoil-Quaker State brand. Does Shell have something similar?

      Answer: I don't know exactly what they have in place, but I know their PCM is quite small. The strength of their business is on the commercial side. So I think most of their structure would be in support of that business. I doubt if they have much of an infrastructure in support of their PCM.

      Question: Could we make available to interested employees copies of the Shell annual report so that people could learn more about that company, its operations and its capabilities?

      Answer. I think that is a great idea. Apparently, it is on the internet.

      Question: Are there any reasons or ways that Shell could walk away?

      Answer: We have a definitive agreement that pretty tightly defines and frankly, there are two ways that Shell could walk away. One is if the deal is disapproved and the other is if we screw up in a terrible way that goes beyond anything that is market related or economy related or commodity related. So if we just do a really bad job, they can walk away. I don't expect that we're going to do that. You can be sure that I am going to give everything I can to make sure that we perform very strongly and I know that everybody on the team feels the same way.

      Question: [Inaudible].

      Answer: 2002

      Question: Will there be a stock option grant this year and, if so, what is the strike price?

      Answer: The answer is yes, strike price was $15.20. That information will be communicated over the next week.

      Question: Would the 150 Bonus Pay-out take place next year or at the time of closing?

      Answer: It would come at time of closing.



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      Question: Is there some sort of stock equivalent between Shell and
Pennzoil-Quaker State?

      Answer: I don't think so and it is not relevant because the Pennzoil-Quaker State stock will cease to exist and will be paid out. Every shareholder will be paid out at $22.00 cash for their share.

      Question: What will happen to options that have not yet been exercised?

      Answer: All options will be vested at their full value.

      Well, if there is nothing else, thank you very much and we will be in touch.



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